SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

HIGHWOODS PROPERTIES, INC.

(Name of Registrant as Specified in its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 19, 2003

You are cordially invited to attend the 2003 annual meeting of stockholders of Highwoods Properties, Inc. to be held on Monday, May 19, 2003, at 11:00 a.m., at the Raleigh Marriott Crabtree Valley, 4500 Marriott Drive, Raleigh, North Carolina, for the following purposes:

1.	To elect five directors;

2.	To vote upon a proposal to increase the number of shares of common stock authorized for issuance under the Amended and Restated 1994 Stock Option Plan;

3.	To ratify the appointment of Ernst & Young LLP as independent auditors of Highwoods for the 2003 fiscal year; and

4.	To transact such other business as may properly come before such meeting or any adjournments.

Only stockholders of record at the close of business on March 11, 2003 will be entitled to vote at the meeting or any adjournments.

Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope in order to ensure representation of your shares. No postage need be affixed if the proxy is mailed in the United States. Alternatively, you may vote over the Internet or by telephone by following the instructions on the enclosed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

EDWARD J. FRITSCH
Executive Vice President, Chief Operating Officer and Secretary

HIGHWOODS PROPERTIES, INC.

3100 Smoketree Court, Suite 600

Raleigh, North Carolina 27604

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 19, 2003

This proxy statement is furnished to stockholders of Highwoods Properties, Inc. in connection with the solicitation of proxies for use at the 2003 annual meeting of stockholders of Highwoods to be held on Monday, May 19, 2003, at 11:00 a.m., at the Raleigh Marriott Crabtree Valley, 4500 Marriott Drive, Raleigh, North Carolina, for the purposes set forth in the notice of meeting. This solicitation is made on behalf of the Board of Directors of Highwoods.

Holders of record of shares of common stock of Highwoods as of the close of business on the record date, March 11, 2003, are entitled to receive notice of, and to vote at, the meeting. The outstanding common stock constitutes the only class of securities entitled to vote at the meeting, and each share of common stock entitles the holder to one vote. At the close of business on March 11, 2003, there were 53,396,911 shares of common stock issued and outstanding.

Proposal One, the election of directors of Highwoods, requires the vote of a plurality of all of the votes cast at the meeting provided that a quorum is present. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

Proposal Two, the amendment to the Stock Option Plan, and Proposal Three, the ratification of the appointment of Ernst & Young LLP as independent auditors, each requires the affirmative vote of a majority of the votes cast on the proposal, provided that a quorum is present. For purposes of the votes on Proposals Two and Three, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for director, FOR the proposal to amend the Stock Option Plan, FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors and FOR authorization of the proxy to vote upon such other business as may properly come before the meeting or any adjournments. You may vote by mail, by telephone (toll-free), over the Internet or in person at the meeting.

To vote by mail, sign, date and complete the enclosed proxy card and return it in the enclosed self-addressed stamped envelope. No postage need be affixed if the proxy is mailed in the United States. Instructions for voting by using a toll-free telephone number or over the Internet can be found on your proxy card. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions on voting your shares.

Highwoods’ 2002 Annual Report has been mailed with this proxy statement. This proxy statement, the form of proxy and the 2002 Annual Report were mailed to stockholders on or about March 28, 2003. The principal executive offices of Highwoods are located at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Board of Directors

The 12 directors of Highwoods are divided into three classes, with approximately one-third of the directors elected by the stockholders annually.

Gene H. Anderson, Ronald P. Gibson, O. Temple Sloan, Jr. and F. William Vandiver, Jr., whose terms of office expire at the meeting, have been nominated for election at the meeting as directors for three-year terms, to hold office until the 2006 annual meeting of stockholders and until their successors are elected and qualified. William E. Graham, Jr., whose term of office also expires at the meeting, has been nominated for election at the meeting as a director for a one-year term, to hold office until the 2004 annual meeting of stockholders and until his successor is elected and qualified.

The Board of Directors of Highwoods recommends a vote FOR Messrs. Anderson, Gibson, Graham, Sloan and Vandiver as directors to hold office until the expiration of the terms for which they have been nominated and until their successors are elected and qualified. Should any one or more of these nominees become unable to serve for any reason, the Board of Directors may designate substitute nominees, in which event the person named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of directors on the Board of Directors.

Nominees for Election to Term Expiring 2006

Gene H. Anderson, 57, has been a director and senior vice president of Highwoods since its combination with Anderson Properties, Inc. in February 1997. Mr. Anderson previously served as president of Anderson Properties, Inc. since 1978. Mr. Anderson was past president of the Georgia chapter of the National Association of Industrial and Office Properties and is a national board member of the National Association of Industrial and Office Properties.

Ronald P. Gibson, 58, has been president, chief executive officer and a director of Highwoods since its first election of officers in March 1994. Mr. Gibson is a founder of Highwoods’ predecessor and served as its managing partner since its formation in 1978. Mr. Gibson is a member of the Society of Industrial and Office Realtors and is a director of Capital Associated Industries.

O. Temple Sloan, Jr., 64, is chairman of the Board of Directors, a position he has held since March 1994. Mr. Sloan is a founder of the predecessor of Highwoods. He has been chairman and chief executive officer of General Parts, Inc., a nationwide distributor of automobile replacement parts, since its founding in 1961. Mr. Sloan is a director of Bank of America Corporation, Morguard Corporation and Southern Equipment Company.

F. William Vandiver, Jr., 60, has been a director since July 2002. Mr. Vandiver served as Corporate Risk Management Executive at Bank of America from 1998 until his recent retirement in 2002. Mr. Vandiver serves as trustee of the Presbyterian Hospital Foundation and is vice chairman of the Queens University of Charlotte board of trustees. He is on the boards of directors of the United Way of Central Carolinas, Inc. and the Clemson University Foundation.

Nominee for Election to Term Expiring 2004

William E. Graham, Jr., 73, has been a director of Highwoods since its initial public offering. Mr. Graham is a lawyer in private practice with the firm of Hunton & Williams. Before joining Hunton & Williams on January 1, 1994, Mr. Graham was vice chairman of Carolina Power & Light Company and had previously served as its general counsel. Mr. Graham is a former member of the board of directors of Carolina Power & Light Company and former chairman of the Raleigh board of directors of Bank of America Corporation. He also serves on the board of trustees of BB&T Mutual Funds Group.

Incumbent Directors—Term Expiring 2004

Edward J. Fritsch, 44, has been a director of Highwoods since January 2001. Mr. Fritsch has been executive vice president, chief operating officer and secretary of Highwoods since January 1998. Mr. Fritsch had been a vice president and secretary of Highwoods since its initial public offering in June 1994. Mr. Fritsch joined Highwoods in 1982 and was a partner of its predecessor.

Lawrence S. Kaplan, 60, has been a director of Highwoods since November 2000. Mr. Kaplan is a certified public accountant and retired in 2000 as a partner from Ernst & Young LLP where he was the national director of that firm’s REIT Advisory Services group. Mr. Kaplan has served on the board of governors of the National Association of Real Estate Investment Trusts and has been actively involved in REIT legislative and regulatory matters for over 20 years. Mr. Kaplan is a director of Endeavor Real Estate Securities, a private REIT.

L. Glenn Orr, Jr., 62, has been a director of Highwoods since February 1995. Mr. Orr has been president and chief executive officer of The Orr Group, which provides investment banking and consulting services for middle-market companies, since 1995. Mr. Orr was chairman of the board of directors, president and chief executive officer of Southern National Corporation from 1990 until its merger with Branch Banking & Trust in 1995. Mr. Orr is a member of the boards of directors of General Parts, Inc., Village Tavern, Inc. and Broyhill Management Fund, Inc. Mr. Orr previously served as president and chief executive officer of Forsyth Bank and Trust Co., president of Community Bank in Greenville, S.C. and president of the North Carolina Bankers Association. He is a trustee of Wake Forest University.

Incumbent Directors—Term Expiring 2005

Thomas W. Adler, 62, has been a director of Highwoods since its initial public offering in June 1994. Mr. Adler is chairman of PSF Management Co. in Cleveland, Ohio. Mr. Adler has served as a member of the executive committee and board of governors of the National Association of Real Estate Investment Trusts, and he was national president in 1990 of the Society of Industrial and Office Realtors. Mr. Adler formerly served on the board of directors of the National Association of Realtors and the board of governors of the American Society of Real Estate Counselors. Mr. Adler is currently active in the Urban Land Institute and in community activities in the Cleveland metropolitan area.

Kay N. Callison, 59, has been a director of Highwoods since its merger with J.C. Nichols Company in July 1998. Ms. Callison previously served as a director of J.C. Nichols Company since 1982. Ms. Callison is active in charitable activities in the Kansas City metropolitan area.

Willard H. Smith Jr., 66, has been a director of Highwoods since April 1996. Mr. Smith previously served as a managing director of Merrill Lynch from 1983 to 1995. Mr. Smith is a member of the boards of directors of the Cohen & Steers Family of Funds, Essex Property Trust, Inc., Realty Income Corporation and Crest Net Lease, Inc.

John L. Turner, 56, has been vice chairman of the Board of Directors of Highwoods since its combination with Forsyth Partners in February 1995. Mr. Turner, who served as chief investment officer of Highwoods from February 1995 to December 2001, currently serves as an advisor on real estate investment matters to Highwoods’ chief executive officer. Mr. Turner co-founded the predecessor of Forsyth Partners in 1975 and served as its chairman of the board of directors and chief executive officer prior to joining Highwoods. Mr. Turner serves as Chairman of the Board of Visitors of the University of North Carolina in Chapel Hill. Mr. Turner is the managing partner of Gateway Holdings LLC and a director and stockholder of Decision Point Marketing.

Committees of the Board of Directors

Audit Commitee.    The Board of Directors has established an audit committee consisting of Messrs. Kaplan, Smith and Vandiver and Ms. Callison. Mr. Kaplan serves as chairman of the audit committee. The audit committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of Highwoods’ internal accounting controls.

The board of directors has made the following determinations about the composition of the audit committee:

•	Messrs. Kaplan, Smith and Vandiver and Ms. Callison are independent under the current rules and regulations of the New York Stock Exchange.

•	Each member is financially literate.

•	At least one member, Mr. Kaplan, who is a certified public accountant and a retired partner from Ernst & Young LLP, is a financial expert.

•	No member has accepted any consulting, advisory or other compensatory fee from Highwoods other than as set forth below under “—Compensation of Directors.”

During 2002, the audit committee held four in-person meetings and 10 conference calls.

Nominating and Governance Committee.  The Board of Directors has established a nominating and governance committee consisting of Messrs. Graham, Smith and Vandiver and Ms. Callison. Mr. Vandiver serves as chairman of the nominating and governance committee. The nominating and governance committee makes recommendations concerning board member qualification standards, director nominees, board responsibilities and compensation, board access to management and independent advisors and management succession. In making any nominee recommendations to the Board, the nominating and governance committee will consider persons recommended by stockholders so long as the recommendation is submitted to the committee prior to the date which is 120 days before the anniversary of the mailing of the prior year’s proxy statement. The Board of Directors has determined that each of the members of the nominating and governance committee is independent under the current rules and regulations of the New York Stock Exchange. During 2002, the nominating and governance committee held one in-person meeting.

Executive Compensation Committee.  The Board of Directors has established an executive compensation committee to determine compensation for Highwoods’ executive officers and to implement Highwoods’ Amended and Restated 1994 Stock Option Plan (the “Stock Option Plan”) and 1999 Shareholder Value Plan. The executive compensation committee consists of Messrs. Adler, Graham, Orr and Sloan. Mr. Graham serves as chairman of the executive compensation committee. The Board of Directors has determined that each of the members of the executive compensation committee is independent under the current rules and regulations of the New York Stock Exchange. During 2002, the executive compensation committee held four in-person meetings.

Investment Committee.  The Board of Directors has established an investment committee consisting of Messrs. Adler, Anderson, Gibson, Sloan and Turner. The investment committee oversees the acquisition, new development and asset disposition process. The investment committee generally meets bi-weekly to review new opportunities and to make formal recommendations to the Board of Directors concerning such opportunities.

Special Committee.  The Board of Directors has established a special committee consisting of Messrs. Orr, Graham and Smith. The special committee meets on call to review strategic alternatives that may be available to Highwoods. The special committee held no meetings during 2002.

Executive Committee.  The Board of Directors has established an executive committee consisting of Messrs. Adler, Gibson, Orr and Sloan. The executive committee meets on call by the chairman of the Board of Directors during the intervals between meetings of the full Board of Directors and may exercise all of the powers of the Board of Directors, subject to the limitations imposed by applicable law, the bylaws or the Board of Directors. During 2002, the executive committee held four in-person meetings.

Meetings of the Board of Directors; Non-Management Director Executive Sessions

The Board of Directors held four in-person meetings and two conference calls in 2002. Commencing with the meeting of the Board of Directors held on January 28, 2003, the non-management directors of Highwoods meet in executive session at each meeting of the Board of Directors without the presence of management.

Compensation of Directors

Highwoods pays directors who are not employees of Highwoods fees for their services as directors. During 2002, non-employee directors received annual compensation of $23,000 plus a fee of $1,250 (plus out-of-pocket expenses) for attendance in person at each meeting of the Board of Directors, $500 for each committee meeting attended, $500 for each telephone meeting of the Board of Directors and between $250 and $400 for each telephone meeting of a committee. In addition, non-employee directors on the investment committee each received an additional annual retainer of $12,000 and $1,000 per day for property visits in 2002.

In addition, each person serving as a non-employee director on January 29, 2002 received 500 shares of restricted stock under the Stock Option Plan. Mr. Sloan, who serves as chairman of the Board of Directors, received an additional 750 shares of restricted stock. The restricted stock awards vest 50% on the third anniversary and 50% on the fifth anniversary of the date of grant. Dividends are paid on all restricted stock awards at the same rate and on the same date as on shares of Highwoods common stock.

Upon becoming a director of Highwoods, each non-employee director received options to purchase 10,000 shares of common stock at an exercise price equal to the fair market value on the date of grant. Non-employee directors may elect to defer a portion of their retainer and meeting fees for investment in stock options or units of phantom stock under the Stock Option Plan. At the end of each calendar quarter, any director that elects to defer fees in such a manner is credited with stock options or units of phantom stock at a 15% discount.

Officers of Highwoods who are directors are not paid any director fees.

Executive Compensation

The following table sets forth information concerning the compensation of the Chief Executive Officer and our five other most highly compensated executive officers (the “Named Executive Officers”) for the year ended December 31, 2002:

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation(2)	Restricted Stock Awards(3)	Securities Underlying Options(#)(4)	All Other Compensation(5)
Ronald P. Gibson	2002	$390,404	$207,042	$20,689	$464,340	171,656	$8,250
President and CEO	2001	$378,096	$211,000	$23,450	$450,770	180,376	$7,875
	2000	$363,125	$432,691	$6,267	$202,141	248,701	$6,167

Edward J. Fritsch	2002	$316,796	$148,236	—	$229,898	84,989	$8,250
EVP, COO	2001	$306,823	$151,000	—	$223,211	89,316	$7,875
and Secretary	2000	$294,650	$320,527	—	$119,299	115,316	$6,665

Carman J. Liuzzo	2002	$245,262	$114,764	—	$177,989	65,798	$8,250
Vice President, CFO	2001	$237,577	$117,000	—	$172,806	69,148	$7,875
and Treasurer	2000	$228,250	$248,296	—	$92,402	89,329	$6,938

Mack D. Pridgen III	2002	$219,250	$102,600	$8,447	$159,108	58,824	$8,250
Vice President and	2001	$212,299	$105,000	$16,502	$154,438	61,801	$7,875
General Counsel	2000	$203,870	$221,773	$3,551	$82,532	79,787	$7,013

Gene H. Anderson	2002	$217,677	$87,944	$8,605	$87,750	32,444	$8,250
Senior Vice President	2001	$210,779	$94,892	$7,050	$85,191	34,094	$7,875
	2000	$192,673	$188,011	—	$61,429	39,589	$7,013

Michael E. Harris	2002	$217,677	$87,944	$3,120	$87,750	32,444	$8,250
Senior Vice President	2001	$210,779	$94,892	—	$85,191	34,094	$7,875
	2000	$201,750	$188,011	—	$61,429	39,589	$7,013

(1)	Includes amounts earned in the indicated period that were paid in the following year.

(2)	The executive compensation committee has established a deferred compensation plan pursuant to which various executive officers could elect to defer a portion of the compensation that would otherwise be paid to the executive officer for investment in units of phantom stock under the Stock Option Plan. At the end of each calendar quarter, each executive officer that elects to defer compensation in such a manner is credited with units of phantom stock at a 15% discount. Amounts shown in the table include the implied dollar value of the 15% discount on the respective grant dates. If any of these officers leaves Highwoods’ employ for any reason (other than death, disability, normal retirement or voluntary termination by Highwoods) within two years after the end of the year in which such officer has deferred compensation, such officer will incur a penalty.

(3)	Represents the dollar value of restricted stock awards calculated by multiplying the closing market price of Highwoods common stock on the date of grant by the number of shares of restricted stock awarded. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the shares of restricted stock. The restricted stock awards vest 50% on the third anniversary and 50% on the fifth anniversary of the date of grant. Dividends are paid on all restricted stock awards at the same rate and on the same date as on shares of Highwoods common stock. See “Restricted Stock Holdings.”

(4)	Options include incentive stock options and nonqualified stock options. Options have varying vesting schedules of no less than four years beginning with the date of grant. Amounts shown include options granted during the indicated period with respect to the prior year’s performance.

(5)	Consists of amounts contributed by Highwoods under the Salary Deferral and Profit Sharing Plan.

Restricted Stock Holdings

The total restricted stock holdings and their fair market value based on the per share closing price of $22.10 as of December 31, 2002 are set forth below. The values do not reflect diminution of value attributable to the restrictions applicable to the shares of restricted stock. All of the shares of restricted stock vest 50% on the third anniversary and 50% on the fifth anniversary of the date of grant. Dividends are paid on all restricted stock, whether or not vested, at the same rate and on the same date as on shares of Highwoods common stock.

Name	Total Shares of Restricted Stock	Value at December 31, 2002
Ronald P. Gibson (1)	56,008	$1,237,777
Edward J. Fritsch (2)	27,565	609,187
Carman J. Liuzzo (3)	25,495	563,440
Mack D. Pridgen III (4)	20,788	459,415
Gene H. Anderson (5)	14,464	319,654
Michael E. Harris (6)	14,896	329,202

(1)	Includes 17,166 shares of restricted stock granted on March 1, 2002 for services performed in 2002.

(2)	Includes 8,499 shares of restricted stock granted on March 1, 2002 for services performed in 2002.

(3)	Includes 6,580 shares of restricted stock granted on March 1, 2002 for services performed in 2002.

(4)	Includes 5,882 shares of restricted stock granted on March 1, 2002 for services performed in 2002.

(5)	Includes 3,244 shares of restricted stock granted on March 1, 2002 for services performed in 2002.

(6)	Includes 3,244 shares of restricted stock granted on March 1, 2002 for services performed in 2002.

The following table sets forth information with respect to options granted in 2002 to the Named Executive Officers:

Option Grants in 2002

Name	Number of Securities Underlying Options (1)	Percent of Total Options Granted to Employees in 2002	Exercise Price Per Share	Expiration Date	Potential Realizable Annual Rates of Stock Price Appreciation for Option Term (2)
					5%	10%
Ronald P. Gibson	171,656	30%	$27.05	February 28, 2012	$2,385,773	$5,196,320
Edward J. Fritsch	84,989	15%	$27.05	February 28, 2012	$1,181,226	$2,572,762
Carman J. Liuzzo	65,798	12%	$27.05	February 28, 2012	$914,498	$1,991,818
Mack D. Pridgen III	58,824	10%	$27.05	February 28, 2012	$817,570	$1,780,703
Gene H. Anderson	32,444	6%	$27.05	February 28, 2012	$450,925	$982,135
Michael E. Harris	32,444	6%	$27.05	February 28, 2012	$450,925	$982,135

(1)	Options granted in 2002 were based on 2001 performance. Options granted in 2002 generally vest over a four-year period beginning with the date of grant.

(2)	Realizable values have been reduced by the per share option exercise price that each optionee will be required to pay to Highwoods in order to exercise the options.

The following table sets forth information with respect to options held by the Named Executive Officers as of December 31, 2002:

2002 Year-End Option Values

	Number of Securities Underlying Options at 2002 Year-End (1)		Value of Unexercised In-the-Money Options at 2002 Year-End (2)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald P. Gibson	160,305	486,500	$44,000	$480,519
Edward J. Fritsch	166,787	235,234	$284,672	$81,442
Carman J. Liuzzo	137,695	182,155	$313,863	$63,089
Mack D. Pridgen III	108,482	162,781	$259,580	$56,350
Gene H. Anderson	8,524	85,268	—	$29,210
Michael E. Harris	87,397	86,597	$74,326	$29,215

(1)	Options include incentive stock options and nonqualified stock options. Options have varying vesting schedules of no less than four years beginning with the date of grant.

(2)	Based on a closing price of $22.10 per share of common stock on December 31, 2002.

Change-In-Control Contracts

Highwoods has entered into a change in control contract with each of Messrs. Anderson, Fritsch, Gibson, Harris, Liuzzo and Pridgen. The contracts generally provide that if within 24 months from the date of a change in control (as defined below) the employment of the executive officer is terminated without cause, including a voluntary termination because their responsibilities are changed, their salaries are reduced or their responsibilities are diminished or of a voluntary termination for any reason in months 13, 14 or 15 following the change of control, such executive officer will be entitled to receive 2.99 times a base amount. An executive’s base amount for these purposes is equal to 12 times the highest monthly salary paid to the executive during the twelve-month period ending prior to the change of control plus the greater of (1) the average annual bonus for the preceding three years or (2) the last annual bonus paid or payable to the executive. Additionally, the Stock Option Plan, the phantom stock plan, the 1997 Performance Award Program and the 1999 Shareholder Value Plan provide for the immediate vesting of all options and benefits upon a change of control. The executive would also receive a lump sum cash payment equal to a stated multiple of the value of all of the executive’s unexercised stock options. The multiple is three times for Mr. Gibson, two times for Messrs. Fritsch and Liuzzo and one time for Messrs. Anderson, Harris and Pridgen. The contracts for each of the Named Executive Officers have varying expiration dates, but are automatically extended for one additional year on each of their respective anniversary dates.

For purposes of the contracts described in the preceding paragraph, “change in control” generally means any of the following events:

•	the acquisition by a third party of 20% or more of the then-outstanding common stock of Highwoods;

•	individuals who currently constitute the Board of Directors (or individuals who subsequently become a director whose election or nomination was approved by at least a majority of the directors currently constituting the Board of Directors) cease for any reason to constitute a majority of the Board of Directors;

•	approval by Highwoods’ stockholders of a reorganization, merger or consolidation in which Highwoods is not the surviving entity; or

•	approval by Highwoods’ stockholders of a complete liquidation or dissolution of Highwoods or the sale or other disposition of all or substantially all of the assets of Highwoods.

Executive Compensation Committee Interlocks and Insider Participation

The executive compensation committee consists of Messrs. Adler, Graham, Orr and Sloan. None of the members of the executive compensation committee is an employee of Highwoods and each is independent under the rules and regulations of the New York Stock Exchange. Mr. Sloan is a former officer of the predecessor of Highwoods.

Executive Compensation Committee Report

The executive compensation committee determines compensation and benefit policies and practices and incentive arrangements for executive officers and key managerial employees of Highwoods. It directs the administration of the Stock Option Plan and other management incentive compensation plans of Highwoods. The executive compensation committee’s compensation policies are designed to (a) attract and retain key individuals critical to the success of Highwoods, (b) motivate and reward such individuals based on corporate, business unit and individual performance and (c) align executives’ and stockholders’ interests through equity-based incentives. During 2002, the executive compensation committee met four times and set compensation levels in compliance with the executive compensation program adopted in 1999, which was based upon extensive input from and the recommendation of William M. Mercer, Incorporated, an independent compensation consulting firm.

Compensation for executives is based generally on the following principles:

•	variable compensation should comprise a significant part of an executive’s compensation with the percentage at-risk increasing at increased levels of responsibility;

•	employee stock ownership aligns the interests of employees and stockholders;

•	compensation must be competitive with that offered by companies that compete with Highwoods for executive talent; and

•	differences in executive compensation within Highwoods should reflect differing levels of responsibility and performance.

A key determinant of overall levels of compensation remains the pay practices of public equity REITs that have revenues comparable to Highwoods. This peer group was chosen by Highwoods’ independent compensation and benefit consultants. Overall compensation is intended to be at, above or below competitive levels depending upon the performance of Highwoods relative to its targeted performance and the performance of its peer group.

There are three components to Highwoods’ executive compensation program: base salary; annual incentive compensation; and long-term incentive compensation. The more senior the position, the greater the portion of compensation that varies with performance.

Annual Compensation.    Executive salaries other than that of the Chief Executive Officer are recommended to the executive compensation committee by the Chief Executive Officer and are designed to be competitive with the peer group companies described above. Changes in base salaries are based on the peer group’s practices, Highwoods’ performance, the individual’s performance, experience and responsibility and increases in cost of living indices. Base salaries are reviewed for adjustment annually. The Chief Executive Officer’s base salary is determined by the executive compensation committee.

Highwoods’ executive officers participate in an annual cash incentive bonus program whereby they are eligible for cash bonuses based on a percentage of their annual base salary as of the prior December. In addition to considering the pay practices of Highwoods’ peer group in determining each executive’s bonus percentage, the executive compensation committee also considers the executive’s ability to influence overall performance of Highwoods. Assuming targeted levels of Highwoods’ performance, an executive’s bonus percentage ranges from 40% to 85% of base salary depending on position in Highwoods. The eligible bonus percentage for each executive is determined by a weighted average (which varies from executive to executive depending upon the particular relevance of each measure) of Highwoods’ performance versus its annual plan using the following measures:

•	return on invested capital;

•	growth in funds from operations (“FFO”) per share;

•	property level cash flow as a percentage of Highwoods’ annual plan;

•	general and administrative expenses as a percentage of revenue; and

•	growth in “same store” net operating income.

To the extent this weighted average is less than or exceeds Highwoods’ targeted performance level, the bonus percentage paid is proportionally reduced or increased. Depending on Highwoods’ performance, annual incentive bonuses could range from zero to 200% of an executive’s target level bonus. For 2002, bonuses for the Named Executive Officers ranged from 37% to 53% of the officers’ current base salary.

The executive compensation committee has established a deferred compensation plan pursuant to which each executive officer could elect to defer a portion of his compensation for investment in units of phantom stock under the Stock Option Plan. At the end of each calendar quarter, any executive officer that elects to defer compensation in such a manner is credited with units of phantom stock at a 15% discount. If an officer that has elected to defer compensation under this plan leaves Highwoods’ employ voluntarily or for cause within two years after the end of the year in which such officer has deferred compensation for units of phantom stock, such officer will incur a penalty based on the value of such officer’s phantom stock account attributable to the units acquired within such period. Payouts will generally be made five years after the end of the calendar year in which units of phantom stock were credited.

Long-Term Incentives.    In addition to the cash bonus, and as an incentive to retain executive officers, Highwoods’ long-term incentive plan for officers provides for annual grants of stock options and restricted stock under the Stock Option Plan and other awards under the 1999 Shareholder Value Plan. For 2002, the mix of awards varied by position in Highwoods. The stock options vest ratably over four years. The shares of restricted stock vest 50% after three years and 50% after five years.

The 1999 Shareholder Value Plan rewards the executive officers of Highwoods when the total shareholder returns measured by increases in the market value of Highwoods common shares plus the dividends on those shares exceeds a comparable index of Highwoods’ peers over a three-year period. A payout for this program, which can be in cash or other consideration, is determined by Highwoods’ percent change in shareholder return compared to the composite index of its peer group. If Highwoods’ performance is not at least 100% of the peer group index, no payout is made. To the extent performance exceeds the peer group, the payout increases. A new three-year plan cycle begins each year under this program.

Section 162(m) of the Internal Revenue Code generally denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure and stockholder approval requirements are met. Option grants and certain other awards under the Stock Option Plan and the 1999 Shareholder Value Plan are intended to qualify as “performance-based” compensation not subject to Section 162(m) deduction limitation. The executive compensation committee believes that a substantial portion of compensation awarded under Highwoods’ compensation program would be exempted from the $1 million deduction limitation. The executive compensation committee’s intention is to qualify, to the extent reasonable, a substantial portion of each executive officer’s compensation for deductibility under applicable tax laws.

Chief Executive Officer Compensation.    The salary and long-term incentive awards of Highwoods’ Chief Executive Officer, Ronald P. Gibson, are determined by the executive compensation committee substantially in conformity with the policies described above for all other executive officers of Highwoods. Mr. Gibson’s base salary increased by $12,308, or 3%, from $378,096 in 2001 to $390,404 in 2002. Mr. Gibson earned a cash bonus of $207,042 in 2002, which was $3,958, or 2%, lower than his cash bonus of $211,000 during 2001. Mr. Gibson’s cash bonus was equal to 53% of his base salary in 2002 and 56% of his base salary in 2001.

In addition, during 2002, Mr. Gibson was granted long-term incentive compensation consisting of shares of restricted stock valued at $464,340 on the date of grant, which vest 50% on the third anniversary and 50% on the fifth anniversary of the date of grant. This was an increase of $13,570, or 3%, in restricted stock compensation for 2002 as compared to his restricted stock compensation of $450,770 for 2001. Finally, Mr. Gibson received

171,656 stock options during 2002 at an exercise price of $27.05, which was the fair market value of Highwoods common stock on the date of grant. Mr. Gibson is also eligible to participate in the 1999 Shareholder Value Plan; however, no payouts were made to Mr. Gibson under this plan in 2002.

Executive Compensation Committee

Thomas W. Adler	William E. Graham, Jr.	L. Glenn Orr, Jr.	O. Temple Sloan, Jr.

Audit Committee Report

The Board of Directors has adopted a written charter for the audit committee, a copy of which appeared as Appendix A to the proxy statement for the 2001 annual meeting of stockholders.

Purpose and Function of the Audit Committee.    The audit committee oversees the financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Highwoods’ accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee has discussed with the independent auditors the auditors’ independence from management and Highwoods (including the matters in the written disclosures required by the Independence Standards Board) and considered the compatibility of non-audit services with the auditors’ independence.

The audit committee discussed with Highwoods’ internal and independent auditors the overall scope and plans for their respective audits. The audit committee held four in-person meetings and 10 conference calls during 2002.

Recommendations of the Audit Committee.    In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the SEC. The audit committee and the Board have also recommended, subject to stockholder ratification, the selection of Highwoods’ independent auditors.

Audit Committee

Lawrence S. Kaplan	Kay N. Callison	Willard H. Smith Jr.	F. William Vandiver, Jr.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of shares of common stock as of December 31, 2002 for each person or group known to Highwoods to be holding more than 5% of the common stock and for each director and Named Executive Officer and the directors and executive officers of Highwoods as a group. The number of shares shown represents the number of shares of common stock the person “beneficially owns,” as determined by the rules of the SEC, including the number of shares that may be issued upon redemption of common partnership interests (“Common Units”) in Highwoods Realty Limited Partnership (the “Operating Partnership”). The Operating Partnership is controlled by Highwoods as its sole general partner. The Operating Partnership is obligated to redeem each Common Unit at the request of the holder thereof for the cash value of one share of common stock or, at Highwoods’ option, one share of common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of All Shares (1)
O. Temple Sloan, Jr. (2)	543,373	1.0%
Ronald P. Gibson (3)	519,842	1.0%
Gene H. Anderson (4)	856,065	1.6%
Edward J. Fritsch (5)	303,665	*
Carman J. Liuzzo (6)	231,469	*
Mack D. Pridgen III (7)	183,739	*
Michael E. Harris (8)	133,107	*
Thomas W. Adler (9)	87,914	*
Kay N. Callison (10)	596,554	1.1%
William E. Graham, Jr. (11)	44,839	*
Lawrence S. Kaplan (12)	11,722	*
L. Glenn Orr, Jr. (13)	31,312	*
Willard H. Smith Jr. (14)	31,086	*
John L. Turner (15)	543,500	1.0%
F. William Vandiver, Jr.	1,000	*
Cohen & Steers Capital Management, Inc. (16)	4,235,095	7.9%
Deutsche Bank AG (17)	3,152,974	5.9%
All executive officers and directors as a group (16 persons)	4,143,469	7.3%

*	Less than 1%
(1)	The total number of shares outstanding used in calculating this percentage assumes that none of the Common Units, stock options or warrants held by other persons are exchanged for shares of common stock.
(2)	Number of shares beneficially owned includes 179,309 shares currently issuable upon exercise of options and 261,635 shares issuable upon redemption of Common Units.
(3)	Number of shares beneficially owned includes 310,488 shares currently issuable upon exercise of options and 67,037 shares issuable upon redemption of Common Units.
(4)	Number of shares beneficially owned includes 35,056 shares currently issuable upon exercise of options and 785,326 shares issuable upon redemption of Common Units.
(5)	Number of shares beneficially owned includes 239,192 shares currently issuable upon exercise of options and 10,144 shares issuable upon redemption of Common Units.
(6)	Number of shares beneficially owned includes 193,764 shares currently issuable upon exercise of options.
(7)	Number of shares beneficially owned includes 158,585 shares currently issuable upon exercise of options.
(8)	Number of shares beneficially owned includes 113,929 shares currently issuable upon exercise of options.

(9)	Number of shares beneficially owned includes 68,579 shares currently issuable upon exercise of options.
(10)	Number of shares beneficially owned includes 17,000 shares currently issuable upon exercise of options.
(11)	Number of shares beneficially owned includes 41,830 shares currently issuable upon exercise of options.
(12)	Number of shares beneficially owned includes 9,683 shares currently issuable upon exercise of options.
(13)	Number of shares beneficially owned includes 27,000 shares currently issuable upon exercise of options.
(14)	Number of shares beneficially owned includes 27,000 shares currently issuable upon exercise of options.
(15)	Number of shares beneficially owned includes 116,857 shares currently issuable upon exercise of options, 35,000 shares issuable upon exercise of warrants and 381,000 shares issuable upon redemption of Common Units.
(16)	Cohen & Steers Capital Management, Inc. is located at 757 Third Avenue, New York, New York 10017. Information obtained from Schedule 13G filed with the SEC.
(17)	Deutsche Bank AG is located at Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany. Information obtained from Schedule 13G filed with the SEC.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2002 with respect to the shares of Highwoods common stock that may be issued under Highwoods’ existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders (1)	3,531,058	$23.20	1,161,868
Equity Compensation Plans Not Approved by Stockholders (2)	—	—	297,025

(1)	Consists of the Stock Option Plan. For a more complete discussion of the Stock Option Plan, see “Proposal Two: Amendment to the Stock Option Plan.”

(2)	Consists of the 2000 Employee Stock Purchase Plan. Under the 2000 Employee Stock Purchase Plan, all eligible employees of Highwoods have the option to defer a portion of their base salary at the end of each quarter to acquire shares of Highwoods common stock at a 15% discount.

RELATED PARTY TRANSACTIONS

Highwoods has previously reported that it has had an option to acquire development land in the Bluegrass Valley office development project from GAPI, Inc., a corporation controlled by Mr. Anderson. On October 31, 2002, Highwoods exercised its option to purchase the additional development land in a staged takedown, and acquired 30.6 acres of the optioned property from the GAPI, Inc. for $4.6 million in cash. As part of this transaction, Highwoods also acquired other development land in the Bluegrass Valley office development project from GAPI, Inc. for $2.6 million in cash. On January 17, 2003, Highwoods acquired an additional 23.46 acres of the formerly optioned development land from GAPI, Inc. for cash and shares of common stock valued at $2.3 million. Highwoods believes that the purchase price with respect to each transaction did not exceed market value. These transactions were unanimously approved by the executive committee and the board of directors (with Mr. Anderson abstaining from the vote).

Mr. Turner, who served as Highwoods’ chief investment officer from January 1995 through December 2001, currently serves as an advisor on real estate investment matters to Highwoods’ chief executive officer. Highwoods paid Mr. Turner $120,000 during 2002 pursuant to a one-year consulting agreement which expired on December 31, 2002. Mr. Turner continues to provide such consulting services to Highwoods on an as-needed basis.

PROPOSAL TWO:

AMENDMENT TO THE STOCK OPTION PLAN

The Board of Directors has adopted a resolution recommending that the stockholders approve an amendment to the Stock Option Plan that would increase the number of shares of common stock authorized to be issued under the Stock Option Plan from 6,000,000 to 9,000,000, of which the number of shares of restricted stock authorized to be issued thereunder would be increased from 600,000 to 900,000. The Board of Directors believes this increase is appropriate in order for Highwoods to continue to closely align the interests of employees, officers and directors with the interests of Highwoods’ stockholders.

Highwoods has not increased the number of shares available for issuance under the Stock Option Plan since its stockholders approved an increase from 2,500,000 to 6,000,000 at the annual meeting of stockholders in 1998. No material changes have been made to the Stock Option Plan since 1998 except that in 2002 the Board of Directors amended the Stock Option Plan to provide explicitly that neither the board nor the executive compensation committee can reduce the exercise or purchase price of any outstanding stock option without stockholder approval.

The following description summarizes the material provisions of the Stock Option Plan, which has been filed as an exhibit to our Quarterly Report on Form 10-Q for the Three Months Ended June 30, 2002.

General.    The Stock Option Plan is administered by the executive compensation committee. Officers, employees, independent directors and independent contractors of Highwoods and its subsidiaries generally are eligible to participate in the Stock Option Plan.

Assuming the stockholders approve Proposal Two, the Stock Option Plan will authorize the issuance of up to 9,000,000 shares of common stock, of which not more than 900,000 may be restricted stock. Under the Stock Option Plan, the executive compensation committee may authorize the granting of:

•	stock options that qualify as incentive stock options (“ISOs”) under Section 422 of the Internal Revenue Code;

•	stock options that do not so qualify as ISOs;

•	phantom stock awards;

•	stock appreciation rights; and

•	shares of restricted stock.

In connection with the grant of options under the Stock Option Plan, the executive compensation committee determines the option term, any vesting requirements, and within certain limits, the exercise price. The options granted under the Stock Option Plan have 10-year terms and generally vest over a four-year period beginning with the date of grant, subject to acceleration of vesting upon a change in control of Highwoods. Generally, options terminate three months after termination of employment with Highwoods and six months after an independent director ceases to serve on the Board of Directors. The executive compensation committee may, however, provide that an option may be exercised over a longer period following termination of employment, but in no event beyond the expiration date of the option. Any shares of common stock subject to options that are forfeited or otherwise terminated other than by exercise will again be available for granting under the Stock Option Plan. Payment for shares of common stock granted under the Stock Option Plan may be made either in cash or by exchanging common stock having a fair market value equal to the option exercise price.

Phantom stock awards, stock appreciation rights and restricted stock may be granted pursuant to the terms and conditions established by the executive compensation committee. Payments with respect to such grants may be in the form of cash or shares of common stock. Recipients of the phantom stock awards granted to date under the Stock Option Plan are not entitled to receive payment with respect to such awards until five years from the date of grant. Shares of restricted stock issued under the Stock Option Plan generally vest 50% on the third anniversary and 50% on the fifth anniversary of the date of grant. Dividends are paid on all restricted stock awards at the same rate and on the same date as on shares of Highwoods common stock. The committee has not granted stock appreciation rights under the Stock Option Plan.

The Stock Option Plan may be amended or terminated by the Board of Directors, but no amendment that is required to be approved by the stockholders of Highwoods as a condition of exemption of purchases from Section 16(b) of the Securities and Exchange Act of 1934 or to ensure the options granted qualify as ISOs under the Internal Revenue Code shall be effective until it is so approved. However, neither the Board of Directors nor the executive compensation committee may reduce the exercise or purchase price of any outstanding stock option without stockholder approval.

Tax Treatment.    There are no federal income tax consequences to an individual or to Highwoods upon the grant of a non-discounted, non-qualified stock option under the Stock Option Plan. Upon the exercise of a non-qualified stock option, an individual will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the non-qualified stock option, and Highwoods generally will be entitled to a corresponding federal income tax deduction. Upon the sale of shares acquired by the exercise of a non-qualified stock option, an individual will have a capital gain or loss at a rate depending upon the amount of time the grantee held the shares in an amount equal to the difference between the amount realized upon the sale and the individual’s adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized by the individual at the time of exercise of the non-qualified stock option).

An employee will not recognize federal taxable income, upon either the grant or exercise of an ISO. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price, is a tax preference item possibly giving rise to alternative minimum tax. An employee who disposes of the shares acquired upon exercise of an ISO after two years from the date the ISO was granted and after one year from the date such shares were transferred to him or her upon exercise of the ISO will recognize capital gain or loss at a rate depending upon the amount of time the grantee held the shares in the amount of the difference between the amount realized on the sale and the exercise price, and Highwoods will not be entitled to any tax deduction by reason of the grant or exercise of the ISO. As a general rule, if an employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements (a “disqualifying disposition”), his or her gain recognized on such a disposition will be taxed as ordinary income to the extent of the difference between the fair market value of such shares on the date of exercise and the exercise price, and Highwoods will be entitled to a deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income on such a disqualifying disposition will be capital gain, taxed at a rate depending upon the amount of time the grantee held the shares.

The following table sets forth the number of stock options and shares of restricted stock granted under the Stock Option Plan beneficially held as of December 31, 2002 by the Named Executive Officers, nominees for election to the Board of Directors, Highwoods’ current executive officers as a group, Highwoods’ directors who are not employees as a group and all employees of Highwoods who are not executive officers as a group:

Name	Number of Stock Options	Total Shares of Restricted Stock
Ronald P. Gibson	646,805	56,008
Edward J. Fritsch	402,021	27,565
Carman J. Liuzzo	319,850	25,495
Mack D. Pridgen III	271,263	20,788
Michael E. Harris	173,994	14,896
Gene H. Anderson	93,792	14,464
William E. Graham, Jr.	50,830	663
O. Temple Sloan, Jr.	228,059	5,190
F. William Vandiver, Jr.	10,000	—
Executive Officers as a group (7 persons)	1,956,315	164,075
Non-Employee Directors as a group (9 persons)	610,803	9,759
Non-Executive Officer Employees as a group (75 persons)	963,940	83,481

The Board of Directors recommends a vote FOR the Proposal to amend the Stock Option Plan to increase the number of shares reserved for issuance under the Stock Option Plan from 6,000,000 to 9,000,000 shares, of which the number of shares of restricted stock reserved for issuance thereunder would be increased from 600,000 to 900,000.

PROPOSAL THREE:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of the audit committee, has appointed the accounting firm of Ernst & Young LLP to serve as independent auditors of Highwoods for the 2003 fiscal year, subject to ratification of this appointment by the stockholders of Highwoods. Ernst & Young LLP has served as independent auditors of Highwoods since its commencement of operations and is considered by management of Highwoods to be well qualified. Highwoods has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in Highwoods or any of its subsidiaries in any capacity.

Audit Fees.    Highwoods paid Ernst & Young LLP $357,050 in audit fees during 2002 as compared to $352,000 in audit fees during 2001.

Audit-Related Fees.    Highwoods paid Ernst & Young LLP $116,039 in audit-related fees during 2002 as compared to $73,486 in audit-related fees during 2001. These audit-related services generally included 401(k) and joint venture audits, business acquisitions and dispositions, accounting consultations and SEC filings.

Tax Fees.    Highwoods paid Ernst & Young LLP $22,511 in tax fees during 2002 as compared to $34,081 in tax fees during 2001. These tax services generally included tax compliance, tax planning and tax advice.

All Other Fees.    Highwoods paid Ernst & Young LLP an additional $70,895 for all other fees in 2002. These services generally included an audit of Highwoods’ information technology systems and related consulting services. Highwoods paid no other fees to Ernst & Young LLP in 2001 other than as set forth above.

Representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of Highwoods for the 2003 fiscal year.

OTHER MATTERS

Highwoods’ management knows of no other matters that may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the person named in the proxy to vote such proxy in accordance with his judgment on such matters.

STOCK PRICE PERFORMANCE GRAPH

The following stock price performance graph compares Highwoods’ performance to the S&P 500, the Russell 2000 and the index of equity REITs prepared by National Association of Real Estate Investment Trusts (“NAREIT”). The stock price performance graph assumes an investment of $100 in Highwoods and the three indices on December 31, 1997 and further assumes the reinvestment of all dividends. Equity REITs are defined as those that derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax-qualified REITs listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System. Stock price performance is not necessarily indicative of future results.

	Period Ending

Index	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Highwoods Properties, Inc.	100.00	74.03	74.38	86.25	98.59	92.41

S&P 500	100.00	128.55	155.60	141.42	124.63	96.95

Russell 2000	100.00	97.45	118.17	114.60	117.45	93.39

NAREIT All Equity REIT Index	100.00	82.50	78.69	99.44	113.29	118.08

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Each director and executive officer of Highwoods is required to file with the SEC, by a specified date, reports regarding his or her transactions involving Highwoods’ common stock. To Highwoods’ knowledge, based solely on the information furnished to Highwoods and written representations that no other reports were required, all such filing requirements were complied with during 2002, except that Mr. Anderson reported one transaction late.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Proposals of stockholders to be presented at the 2004 annual meeting of stockholders must be received by the secretary of Highwoods prior to November 28, 2003, which is 120 calendar days prior to the anniversary of the mailing of this proxy statement, to be considered for inclusion in the 2004 proxy material. If a stockholder wishes to present a proposal at the 2004 annual meeting, whether or not the proposal is intended to be included in the 2004 proxy material, the bylaws require that the stockholder give advance written notice to the secretary of Highwoods not less than 60 nor more than 90 days prior to the anniversary of the 2003 annual meeting. If a stockholder is permitted to present a proposal at the 2004 annual meeting but the proposal was not included in the 2004 proxy material, Highwoods believes that the proxy holder would have the discretionary authority granted by the proxy card (and as permitted under SEC rules) to vote on the proposal if the proposal was received after February 11, 2004, which is 45 calendar days prior to the anniversary of the mailing of this proxy statement.

COSTS OF PROXY SOLICITATION

The cost of preparing, assembling and mailing the proxy material will be borne by Highwoods. Highwoods will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holder for their reasonable expenses in doing so.

Highwoods has retained Automated Data Processing, Inc. and Wachovia Bank, N.A. to assist in the process of identifying and contacting stockholders for the purpose of soliciting proxies. The entire expense of engaging the services of such consultants to assist in proxy solicitation is projected to be $10,000.

BY ORDER OF THE BOARD OF DIRECTORS

O. TEMPLE SLOAN, JR.

Chairman of the Board of Directors

March 28, 2003

HIGHWOODS PROPERTIES, INC.

HIGHWOODS PROPERTIES, INC.
3100 SMOKETREE COURT - SUITE 600
RALEIGH, NC 27604-1051

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL -
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Highwoods Properties, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

HWPR01 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HIGHWOODS PROPERTIES, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THESE PROPOSALS:

	For All	Withhold All	For All Except
1. ELECTION OF DIRECTORS 01) Gene H. Anderson 02) Ronald P. Gibson 03) William E. Graham, Jr. 04) O. Temple Sloan, Jr. 05) F. William Vandiver, Jr.	☐	☐	☐

To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's number(s) on the line below.

____

	For	Against	Abstain
2. Proposal to increase the number of shares of common stock authorized for issuance under the Amended and Restated 1994 Stock Option Plan.	☐	☐	☐
3. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS for the fiscal year ending December 31, 2003.	☐	☐	☐
4. OTHER BUSINESS: In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.	☐	☐	☐

NOTE Please be advised that the only valid voting options for Proposal 4 are either "For" or "Abstain".

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ELECTION OF ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSAL TWO AND "FOR" PROPOSAL THREE.

(Please sign exactly as your name appears hereon. When signing on behalf of a corporation, partnership, estate, trust or in any other representative capacity, please sign your name and title. For joint accounts, each joint owner must sign.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY

HIGHWOODS PROPERTIES, INC.
PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2003

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Highwoods Properties, Inc. (the "Company") to be held on May 19, 2003, and the Proxy Statement in connection therewith; (b) appoints Ronald P. Gibson and Edward J. Fritsch, and each of them, as Proxy (the "Proxy") with the power to appoint a substitute; and (c) authorizes the Proxy to represent and vote, as designated on the reverse, all shares of Common Stock of the Company, held of record by the undersigned on March 11, 2003, at such Annual Meeting and at any adjournment(s) thereof.

Please mark, date and sign this proxy and return promptly in the enclosed envelope so as to ensure a quorum at the meeting. This is important whether you own few or many shares. Delay in returning your proxy may subject the Company to additional expense.